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NIKE, INC. REPORTS FISCAL 2018 FOURTH QUARTER
AND FULL YEAR RESULTS

New $15 Billion Share Repurchase Program Announced

BEAVERTON, Ore., June 28, 2018 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2018 fourth quarter and full year ended May 31, 2018.

Fourth quarter revenue increased 13 percent to $9.8 billion driven by strong double-digit revenue growth in international markets and NIKE Direct globally, and a return to growth in North America. Diluted earnings per share for the fourth quarter rose 15 percent to $0.69, primarily due to strong revenue growth, gross margin expansion, a lower tax rate and a lower average share count, which were partially offset by higher selling and administrative expense.

“Our new innovation is winning with consumers, driving significant momentum in our international geographies and a return to growth in North America,” said Mark Parker, Chairman, President and CEO, NIKE, Inc. “Fueled by a complete digital transformation of our company end-to-end, this year set the foundation for Nike’s next wave of long-term, sustainable growth and profitability.”*

The Company also announced that its Board of Directors has authorized a new four-year, $15 billion program to repurchase shares of NIKE’s Class B Common Stock. The Company anticipates that the current $12 billion share repurchase program will be completed within fiscal 2019, and the new program will commence upon the completion of the current program.*

Fourth Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 13 percent to $9.8 billion, up 8 percent on a currency-neutral basis.**

◦
Revenues for the NIKE Brand were $9.3 billion, up 9 percent on a currency-neutral basis, driven by double-digit increases in NIKE Direct, international geographies, Sportswear, Global Football and growth in North America.

◦	Revenues for Converse were $512 million, down 14 percent on a currency-neutral basis, as growth in Asia was more than offset by declines in other territories.

•	Gross margin increased 60 basis points to 44.7 percent due primarily to higher average selling prices, margin expansion in NIKE Direct and favorable full-price sales mix.

•
Selling and administrative expense increased 17 percent to $3.1 billion. Demand creation expense was $983 million, up 25 percent, primarily driven by sports marketing investments, new product launch and brand campaigns, and unfavorable changes in foreign currency exchange rates. Operating overhead expense increased 14 percent to $2.1 billion, largely due to investments in global operations and capabilities to drive the Consumer Direct Offense, and, to a lesser extent, unfavorable changes in foreign currency exchange rates.

•
The effective tax rate was 6.4 percent, compared to 13.7 percent for the same period last year, due to several discrete impacts within the quarter, including adjustments to the provisional charges related to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”).

•
Net income increased 13 percent to $1.1 billion primarily due to strong global revenue growth, gross margin expansion and a lower tax rate, which were partially offset by higher selling and administrative expense, while diluted earnings per share increased 15 percent to $0.69 reflecting a 2 percent decline in the weighted average diluted common shares outstanding.

Fiscal 2018 Income Statement Review

•	Revenues for NIKE, Inc. rose 6 percent to $36.4 billion, up 4 percent on a currency-neutral basis.

•	Also, on a currency-neutral basis:

◦	Revenues for the NIKE Brand were $34.5 billion, up 5 percent.

◦
NIKE Brand sales to wholesale customers increased 2 percent while NIKE Direct revenues grew 12 percent to $10.4 billion, driven by a 25 percent increase in digital commerce sales, the addition of new stores and 4 percent growth in comparable store sales.

◦	NIKE Brand revenue growth was driven by continued strength in international markets and NIKE Direct with growth across footwear and apparel and key categories including Sportswear and NIKE Basketball.

◦	Revenues for Converse were $1.9 billion, down 11 percent, as growth in Asia was more than offset by declines primarily in North America.

•	Gross margin decreased 80 basis points to 43.8 percent driven by 90 basis points of unfavorable changes in foreign currency exchange rates.

•
Selling and administrative expense increased 9 percent to $11.5 billion. Demand creation expense was $3.6 billion, up 7 percent, primarily due to sports marketing investments. Operating overhead expense rose 10 percent to $7.9 billion, largely due to investments to activate the Consumer Direct Offense including product innovation and digital and speed capabilities.

•	The effective tax rate was 55.3 percent, compared to 13.2 percent in fiscal 2017 due to significant charges related to the enactment of the Tax Act.

•
Net income decreased 54 percent to $1.9 billion primarily related to the impact of the Tax Act, which offset strong revenue growth. Diluted earnings per share decreased 53 percent to $1.17, which includes a decline in the weighted average diluted common shares outstanding.

May 31, 2018 Balance Sheet Review

•	Inventories for NIKE, Inc. were $5.3 billion, up 4 percent from May 31, 2017, primarily driven by strong demand globally.

•
Cash and equivalents and short-term investments were $5.2 billion, $934 million lower than last year as share repurchases, dividends and investments in infrastructure more than offset net income and proceeds from employee exercises of stock options.

Share Repurchases

During the fourth quarter, NIKE, Inc. repurchased a total of 23.1 million shares for approximately $1.6 billion as part of the four-year, $12 billion program approved by the Board of Directors in November 2015. As of May 31, 2018, a total of 149.4 million shares had been repurchased under this program for approximately $8.7 billion. The Company’s new $15 billion program will commence upon the completion of the existing program which is expected to be completed within fiscal 2019. Repurchases under the Company’s new program will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements and other relevant factors. The new share repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended at any time at the Company’s discretion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on June 28, 2018, to review fiscal fourth quarter and full year results. The conference call will be broadcast live via webcast and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, July 12, 2018.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world’s leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*
The marked paragraph contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

**	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions, except per share data)	5/31/2018	5/31/2017	Change	5/31/2018	5/31/2017	Change
Revenues	$9,789	$8,677	13%	$36,397	$34,350	6%
Cost of sales	5,411	4,854	11%	20,441	19,038	7%
Gross profit	4,378	3,823	15%	15,956	15,312	4%
Gross margin	44.7%	44.1%		43.8%	44.6%

Demand creation expense	983	789	25%	3,577	3,341	7%
Operating overhead expense	2,137	1,876	14%	7,934	7,222	10%
Total selling and administrative expense	3,120	2,665	17%	11,511	10,563	9%
% of revenues	31.9%	30.7%		31.6%	30.8%

Interest expense (income), net	12	18	—	54	59	—
Other expense (income), net	31	(28)	—	66	(196)	—
Income before income taxes	1,215	1,168	4%	4,325	4,886	-11%
Income tax expense	78	160	-51%	2,392	646	270%
Effective tax rate	6.4%	13.7%		55.3%	13.2%

NET INCOME	$1,137	$1,008	13%	$1,933	$4,240	-54%

Earnings per common share:
Basic	$0.71	$0.61	16%	$1.19	$2.56	-54%
Diluted	$0.69	$0.60	15%	$1.17	$2.51	-53%

Weighted average common shares outstanding:
Basic	1,605.7	1,646.9		1,623.8	1,657.8
Diluted	1,641.2	1,678.6		1,659.1	1,692.0

Dividends declared per common share	$0.20	$0.18		$0.78	$0.70

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 31,	May 31,	% Change
(Dollars in millions)	2018	2017
ASSETS
Current assets:
Cash and equivalents	$4,249	$3,808	12%
Short-term investments	996	2,371	-58%
Accounts receivable, net	3,498	3,677	-5%
Inventories	5,261	5,055	4%
Prepaid expenses and other current assets	1,130	1,150	-2%
Total current assets	15,134	16,061	-6%
Property, plant and equipment, net	4,454	3,989	12%
Identifiable intangible assets, net	285	283	1%
Goodwill	154	139	11%
Deferred income taxes and other assets	2,509	2,787	-10%
TOTAL ASSETS	$22,536	$23,259	-3%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6	$6	0%
Notes payable	336	325	3%
Accounts payable	2,279	2,048	11%
Accrued liabilities	3,269	3,011	9%
Income taxes payable	150	84	79%
Total current liabilities	6,040	5,474	10%
Long-term debt	3,468	3,471	0%
Deferred income taxes and other liabilities	3,216	1,907	69%
Redeemable preferred stock	—	—	—
Shareholders’ equity	9,812	12,407	-21%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,536	$23,259	-3%

NIKE, Inc.
DIVISIONAL REVENUES[1]
(Unaudited)

				% Change Excluding Currency Changes[2]				% Change Excluding Currency Changes[2]
	THREE MONTHS ENDED		%		TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2018	5/31/2017	Change		5/31/2018	5/31/2017	Change
North America
Footwear	$2,525	$2,457	3%	3%	$9,322	$9,684	-4%	-4%
Apparel	1,207	1,142	6%	6%	4,938	4,886	1%	1%
Equipment	143	154	-7%	-7%	595	646	-8%	-8%
Total	3,875	3,753	3%	3%	14,855	15,216	-2%	-2%
Europe, Middle East & Africa
Footwear	1,625	1,348	21%	7%	5,875	5,192	13%	6%
Apparel	741	557	33%	18%	2,940	2,395	23%	16%
Equipment	100	86	16%	4%	427	383	11%	6%
Total	2,466	1,991	24%	10%	9,242	7,970	16%	9%
Greater China
Footwear	1,003	765	31%	21%	3,496	2,920	20%	16%
Apparel	434	293	48%	37%	1,508	1,188	27%	23%
Equipment	31	29	7%	2%	130	129	1%	-1%
Total	1,468	1,087	35%	25%	5,134	4,237	21%	18%
Asia Pacific & Latin America
Footwear	991	903	10%	11%	3,575	3,285	9%	9%
Apparel	383	309	24%	25%	1,347	1,185	14%	15%
Equipment	62	66	-6%	-5%	244	267	-9%	-8%
Total	1,436	1,278	12%	13%	5,166	4,737	9%	10%
Global Brand Divisions[3]	24	18	33%	4%	88	73	21%	12%
TOTAL NIKE BRAND	9,269	8,127	14%	9%	34,485	32,233	7%	5%
Converse	512	554	-8%	-14%	1,886	2,042	-8%	-11%
Corporate[4]	8	(4)	—	—	26	75	—	—
TOTAL NIKE, INC. REVENUES	$9,789	$8,677	13%	8%	$36,397	$34,350	6%	4%

TOTAL NIKE BRAND
Footwear	$6,144	$5,473	12%	8%	$22,268	$21,081	6%	4%
Apparel	2,765	2,301	20%	15%	10,733	9,654	11%	9%
Equipment	336	335	0%	-3%	1,396	1,425	-2%	-4%
Global Brand Divisions[3]	24	18	33%	4%	88	73	21%	12%
TOTAL NIKE BRAND REVENUES	$9,269	$8,127	14%	9%	$34,485	$32,233	7%	5%
[1] Certain prior year amounts have been reclassified to conform to fiscal 2018 presentation. This includes reclassified operating segment data to reflect the changes in the Company’s operating structure, which became effective June 1, 2017. These changes had no impact on previously reported consolidated results of operations or shareholders’ equity.

[2] The percent change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[3] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
SUPPLEMENTAL NIKE BRAND REVENUE DETAILS
(Unaudited)
				% Change Excluding Currency Changes[2]

	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2018	5/31/2017[1]	Change
NIKE Brand Revenues by:
Sales to Wholesale Customers	$23,969	$23,078	4%	2%
Sales through NIKE Direct	10,428	9,082	15%	12%
Global Brand Divisions[3]	88	73	21%	12%
TOTAL NIKE BRAND REVENUES	$34,485	$32,233	7%	5%

NIKE Brand Revenues on a Wholesale Equivalent Basis:[4]
Sales to Wholesale Customers	$23,969	$23,078	4%	2%
Sales from our Wholesale Operations to NIKE Direct Operations	6,332	5,616	13%	10%
TOTAL NIKE BRAND WHOLESALE EQUIVALENT REVENUES	$30,301	$28,694	6%	4%

NIKE Brand Wholesale Equivalent Revenues by:[4]
Men’s	$17,114	$16,041	7%	5%
Women’s	6,915	6,644	4%	2%
Young Athletes’	4,906	4,838	1%	-1%
Others[5]	1,366	1,171	17%	13%
TOTAL NIKE BRAND WHOLESALE EQUIVALENT REVENUES	$30,301	$28,694	6%	4%

NIKE Brand Wholesale Equivalent Revenues by:[4]
Running	$5,198	$4,860	7%	5%
NIKE Basketball	1,494	1,292	16%	14%
Jordan Brand	2,856	3,098	-8%	-9%
Football (Soccer)	2,146	1,984	8%	5%
Training	3,126	3,080	1%	0%
Sportswear	10,018	8,988	11%	8%
Others[6]	5,463	5,392	1%	0%
TOTAL NIKE BRAND WHOLESALE EQUIVALENT REVENUES	$30,301	$28,694	6%	4%
[1] Certain prior year amounts have been reclassified to conform to fiscal 2018 presentation. These changes had no impact on previously reported consolidated results of operations or shareholders’ equity.

[2] The percent change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[3] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] References to NIKE Brand wholesale equivalent revenues, which are considered non-GAAP financial measures, are intended to provide context as to the total size of the Company’s NIKE Brand market footprint if it had no NIKE Direct operations. NIKE Brand wholesale equivalent revenues consist of 1) sales to external wholesale customers and 2) internal sales from the Company’s wholesale operations to its NIKE Direct operations which are charged at prices that are comparable to prices charged to external wholesale customers.

[5] Others include all unisex products, equipment and other products not allocated to Men’s, Women’s and Young Athletes’, as well as certain adjustments that are not allocated to products designated by gender or age.

[6] Others include all other categories and certain adjustments that are not allocated at the category level.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1,2]
(Unaudited)

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2018	5/31/2017	Change	5/31/2018	5/31/2017	Change
North America	$975	$979	0%	$3,600	$3,875	-7%
Europe, Middle East & Africa	382	348	10%	1,587	1,507	5%
Greater China	539	380	42%	1,807	1,507	20%
Asia Pacific & Latin America	340	277	23%	1,189	980	21%
Global Brand Divisions[3]	(732)	(689)	-6%	(2,658)	(2,677)	1%
TOTAL NIKE BRAND	1,504	1,295	16%	5,525	5,192	6%
Converse	104	137	-24%	310	477	-35%
Corporate[4]	(381)	(246)	-55%	(1,456)	(724)	-101%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES	1,227	1,186	3%	4,379	4,945	-11%
Interest expense (income), net	12	18	—	54	59	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,215	$1,168	4%	$4,325	$4,886	-11%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense.

[2] Certain prior year amounts have been reclassified to conform to fiscal 2018 presentation. This includes reclassified operating segment data to reflect the changes in the Company’s operating structure, which became effective June 1, 2017. These changes had no impact on previously reported consolidated results of operations or shareholders’ equity.

[3] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[4] Corporate consists largely of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.